Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the following registration statements of Enpath Medical, Inc. of our report dated March 16, 2007 relating to the audit of the financial statements and the financial statement schedule of Enpath Medical, Inc., which appear in this Annual Report on Form 10-K for the year ended December 31, 2006:

(i)	Registration Statement on Form S-8 (File No. 333-133740);

(ii)	Registration Statement on Form S-8 (File No. 333-124661);

(iii)	Registration Statement on Form S-8 (File No.333-109875);

(iv)	Registration Statement on Form S-8 (File No. 333-62560);

(v)	Registration Statement on Form S-8 (File No. 333-57934);

(vi)	Registration Statement on Form S-8 (File No. 333-57938);

(vii)	Registration Statement on Form S-8 (File No. 333-57942);

(viii)	Registration Statement on Form S-8 (File No. 333-57944).

/s/
McGLADREY & PULLEN, LLP

Minneapolis, Minnesota

March 19, 2007